Exhibit 99.1

FOR IMMEDIATE RELEASE

UTEK Corporation to Acquire Innovaro Limited

One of Europe’s leading innovation consulting and insight firms

Tampa, FL & London, U.K. — (BUSINESS WIRE) – June 11, 2008 — UTEK Corporation (AMEX and LSE-AIM: UTK), an innovation services company, has agreed to acquire Innovaro Limited, a leading European innovation consulting and insight firm.

Founded in 2000, Innovaro is headquarted in London (UK) and has offices in Cambridge (UK), Amsterdam (the Netherlands) and Munich (Germany) and has a global client base including both private and public sector organizations. Innovaro enables organizations to grow by helping them to develop and implement high-return innovation strategies and building leading edge capability so that innovation is delivered more effectively.

Innovaro’s consulting services help companies in the following three areas:

1) Leadership: Establishing the innovation capability, strategy and frameworks to drive the delivery of high-impact ideas within core markets in the near term

2) Insight: Leveraging leading edge insights to define opportunities to extend innovation outside core markets, technologies and brands over a 2 to 5 year timeframe

3) Futures: Exploring longer-term changes, discovering new innovation spaces and developing options for significant future revenue growth and organizational focus

Innovaro is being acquired for an initial consideration of $3,693,750 in UTEK Corporation unregistered common stock. Further payments will be made subject to Innovaro attaining revenue milestones during months 12, 24 and 36 following the close of the transaction. Innovaro shareholders will receive 345,857 shares upon closing; the remaining 345,857 UTEK shares will be held in escrow and paid in three installments: 12, 24 and 36 months after closing, based on the achievement of the revenue milestones. The stock purchase agreement will restrict sales of the initial consideration shares for 12 months following closing of the transaction. The initial shares and the remaining shares will be eligible to be sold pursuant to Rule 144 under the Securities Act of 1933. The transaction is expected to close in July 2008 subject to certain conditions and approvals.

Unaudited management accounts for calendar 2007 showed that Innovaro had revenue of $2.42 million and profitability was at approximate break-even. The company had net assets of $323,000 as of December 31, 2007.

Dr. Tim Jones, Managing Director of Innovaro stated, “We are very enthusiastic about this transaction. By gaining access to UTEK’s growing client base and unique licensing capabilities, the acquisition represents a compelling growth opportunity for Innovaro and its shareholders. In addition we are excited to be a part of UTEK’s team which is rapidly building what we view as the leading global innovation consulting practice.”

“The acquisition of Innovaro with its strong base of operations in Europe represents an important step forward in developing our strategy of becoming the first turn-key provider of innovation services in the world. With our acquisition of Strategos, a leading innovation consultancy, which closed two months ago, and now Innovaro, we believe that UTEK has significantly enhanced its ability to service its clients in the U.S. and abroad,” said Clifford M. Gross, Ph.D., UTEK’s Chief Executive Officer.

About UTEK Corporation

UTEK® is a leading innovation services company. UTEK’s services enable clients to become stronger innovators, rapidly source externally developed technologies and create value from their intellectual property. UTEK is a business development company with operations in the United States and the United Kingdom. For more information about UTEK, please visit its website at www.utekcorp.com.

About Innovaro

Innovaro provides consulting and insight support to many of the world’s leading organizations. Across sectors ranging from FMCG, retail, government and telecommunications to chemicals, media, financial services, energy and utilities,

Innovaro’s consulting team has enabled high-impact innovation that has driven both top and bottom line growth. Innovaro is helping to change how organizations innovate. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized and realized gains and losses of companies in its portfolio, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contacts:

UTEK Corporation

USA:

Investor Relations Group

Emily Hanan or Susan Morgenbesser

212-825-3210

UK:

Bankside Consultants

Steve Liebmann or Simon Bloomfield

+ 44 (0) 20-7367-8883

Innovaro Limited

Dr. Tim Jones

+44 (0) 20-7866-6184